AllianceBernstein Global Thematic Growth Fund, Inc.

811-03131

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Global
Thematic Growth Fund (the Fund) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011. At the
December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.
At the January 5, 2011 Meeting, with respect to the second item of business, the amendment to the investment advisory agreement to conform fee measurement periods, and with respect to the fourth item of business, to amend and restate the charter of the Fund, and with respect to the fifth item of business, changes to the fundamental policy regarding commodities, an insufficient number of required outstanding shares were voted in favor of the proposal and, therefore the proposals were not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbersf shown below correspond to the proposal numbers in the Funds proxy statement):


1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.
				Voted For 	Withheld Authority
John H. Dobkin 			8,356,860 	604,345
Michael J. Downey		8,351,345 	609,859
William H. Foulk, Jr. 		8,346,535 	614,669
D. James Guzy			8,351,978 	609,226
Nancy P. Jacklin 		8,362,481 	598,724
Robert M. Keith 		8,362,653	598,551
Garry L. Moody 			8,365,386 	595,818
Marshall C. Turner, Jr. 	8,356,299 	604,906
Earl D. Weiner 			8,345,489 	615,715

2. Approve Amendment to Investment Advisory Agreement to Conform Fee Measurement Periods.

	Voted For 	Voted Against 	Abstained 	Broker Non-Votes
	6,060,443 	397,062 	443,165 	2,233,264

4. Approve the amendment and restatement of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof new provisions set forth in the Form of Articles of Amendment and Restatement attached to the Proxy Statement as Appendix C.

	Voted For 	Voted Against 	Abstained 	Broker Non-Votes
	6,054,869 	382,123 	463,678 	2,233,264

5. Approve the Amendment of the Funds fundamental policy regarding commodities.

	Voted For 	Voted Against 	Abstained 	Non-Broker Votes
	5,817,219 	418,446 	665,005 	2,233,264

AllianceBernstein Global Thematic Growth Fund

811-03131

77O- Transactions effected pursuant to Rule 10f-3


Portfolio Security* Date Purchased Shares Purchased Price per Share
(Local Currency) / (US $)
Underwriting Concession (Local Currency) / (US $)
AB Global Thematic Growth AIA Group Ltd. 10/29/2010 1,941,400
19.68 HKD / $2.54
3.06 HKD / $0.394
Shares Purchased by AB including the Fund Total Shares Offered
% of Offering
Purchased by AB including the Fund (1)Purchased From Shares Held 12/31/10 Price per Share 12/31/10 (Local Currency) / (US $)80,000,000 8,083,230,800 0.99%
Deutsche Bank 0 21.85 HKD / $2.81
* The securities were part of an Eligible Rule 144A Offering.

(1) Aggregate purchases by all AB buy-side clients, including the Fund, may not exceed:

          a) if purchased in an Offering other than an Eligible Rule 144A
	     Offering, 25% of the principal amount of the Offering of such class; or

          b) if purchased in an Eligible Rule 144A Offering, 25% of the total
	     of (i) the principal amount of the Offering of such class sold by the
	     underwriters or members of the selling syndicate to qualified
	     institutional buyers, plus (ii) the principal amount of the Offering of
	     such class in any concurrent public Offering.






ablegal -  2029717 v1
ablegal -  2029717 v1